Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
02/08/2012	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791

McDONALD'S DELIVERS A JANUARY COMPARABLE SALES INCREASE OF 6.7%

OAK BROOK, IL – McDonald’s Corporation today announced global comparable sales growth of 6.7% in January.  Performance by segment was as follows:

•	U.S. up 7.8%
•	Europe up 4.0%
•	Asia/Pacific, Middle East and Africa up 7.3%

    "January marks another month of sustained sales growth, demonstrating the ongoing appeal of McDonald’s winning combination of value, menu variety and convenience," said Chief Executive Officer Jim Skinner.  "Our focus on enhancing the McDonald’s experience through great-tasting, affordable food and beverage choices served in increasingly modernized restaurants is helping make McDonald’s our customers’ favorite place and way to eat and drink."
    In the U.S., comparable sales rose 7.8% as customers visited McDonald’s to enjoy wholesome breakfast choices, McDonald’s popular beverage line-up and classic core favorites, as well as the most recent addition to the menu – Chicken McBites – made with bite-sized pieces of premium chicken breast available for a limited time.
    Europe posted a 4.0% increase in comparable sales for January driven by performance in the U.K., Russia, Germany and France. Amidst ongoing economic challenges, McDonald’s core menu options, rotating premium and mid-tier offerings and ongoing restaurant reimaging provided customers with compelling value and a relevant experience that drove the segment’s comparable sales increase for the month.
    Comparable sales in Asia/Pacific, Middle East and Africa (APMEA) increased 7.3% in January led by China, which benefitted in part from the timing of Chinese New Year, and many other markets.  APMEA’s unique limited-time food events, ongoing breakfast and lunch value platforms and unmatched customer convenience fueled the segment’s performance.
    Systemwide sales for the month increased 8.4%, or 9.1% in constant currencies.

Percent Increase	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended January 31,	2012	2011	Reported	Currency
McDonald's Corporation	6.7	5.3	8.4	9.1
Major Segments:
U.S.	7.8	3.1	8.6	8.6
Europe	4.0	7.0	3.0	6.7
APMEA*	7.3	5.2	15.7	11.9
                          * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation.  Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•
The number of weekdays and weekend days can impact our reported comparable sales. In January 2012, this calendar shift/trading day adjustment consisted of one less Saturday and one more Tuesday compared with January 2011. The resulting adjustment varied by area of the world, ranging from approximately -1.9% to -0.5%. In addition, the timing of holidays can impact comparable sales.

•
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

Upcoming Communications
    The Company plans to release February 2012 sales on March 8, 2012.
    McDonald’s is the world’s leading global foodservice retailer with more than 33,000 locations serving nearly 68 million customers in 119 countries each day.  More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women.

Forward-Looking Statements
     This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.
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